(SDS LOGO)

                                                                    NEWS RELEASE
--------------------------------------------------------------------------------
                                                        1717 West Collins Avenue
                                                                Orange, CA 92867
                                                                  (714) 516-7400


For Immediate Release

Contact:    Gregory D. Waller
            Chief Financial Officer
            Phone: (714) 516-7400




       SYBRON DENTAL SPECIALTIES, INC. REPORTS 18% INCREASE IN NET INCOME

ORANGE, CA (April 28, 2003): Sybron Dental Specialties, Inc. (NYSE: SYD), a leading manufacturer of value-added products for the dental and orthodontic professions and products for use in infection prevention, announced today its financial results for its second fiscal quarter ended March 31, 2003.

SECOND QUARTER RESULTS

Net sales for the second quarter of fiscal 2003 totaled $134.3 million, compared to $124.7 million in the prior year period, an increase of 7.7%. Sybron's total internal net sales growth rate was 1.1% for the second quarter. Consumable products represented approximately 95% of total sales in the second quarter.

For the first half of fiscal 2003, net sales totaled $254.4 million, compared to $222.5 million in the first half of fiscal 2002, an increase of 14.4%. Sybron's internal growth rate was 7.3% for the first half of fiscal 2003.

Net income for the second quarter of fiscal 2003 was $15.6 million, or $0.40 per diluted share, an increase of 18.0% over net income of $13.2 million, or $0.34 per diluted share, in the same period of the previous year.

For the first half of fiscal 2003, net income was $25.2 million, or $0.66 per diluted share, an increase of 21.4% over net income of $20.7 million, or $0.53 per diluted share, in the same period of the previous year.

Effective October 1, 2002, Sybron adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," and is no longer amortizing its goodwill.

Sybron generated $15.4 million in free cash flow, defined as cash flows from operating activities of $17.5 million minus capital expenditures of $2.1 million, in the second quarter. This represents an increase of 228% over free cash flow of $4.7 million (cash flows from operating activities of $8.5 million minus capital expenditures of $3.8 million) in the same period of the previous year.

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"Through the first half of fiscal 2003, we are seeing improvement in all aspects of the Company," said Floyd W. Pickrell, Jr., Chief Executive Officer of Sybron Dental Specialties. "Our Ormco subsidiary continues to post strong growth, generating 10.1% internal growth in the second quarter. We are finding that orthodontists are making greater use of high-end brackets that reduce patient treatment time and office visits, thereby expanding their ability to treat more patients and grow their practice. Given this trend, we are benefiting from our position as the market leader with our high-end self-ligating, titanium and aesthetic brackets. In addition, our sales force has done an excellent job of leveraging the popularity of these product lines to win back accounts lost in previous years.

"We are also seeing encouraging results in our Kerr subsidiary following our shift in sales and marketing strategy and the consolidation of the infection prevention product line into Kerr. As discussed in our outlook last quarter, Kerr faced a tough prior year comparison in which organic revenue growth was 9% in the second quarter of 2002. As a result, organic revenue growth at Kerr was negative this quarter, as anticipated. More notably though, Kerr revenue increased 8.3% over the prior quarter, which is the type of consistent order flow we want to achieve.

"From an overall perspective, we are particularly pleased with our efforts in two key areas: research and development and working capital management. We continue to introduce a steady stream of new products that are being well received by the market. Products introduced in the last twelve months accounted for 4% of our sales in the first half of fiscal 2003. Regarding working capital, we have significantly reduced our days sales outstanding and inventory days in the past few quarters, which is positively impacting our operating cash flow and the return we generate for shareholders," said Mr. Pickrell.

SECOND QUARTER FINANCIAL HIGHLIGHTS

Gross margins in the second quarter of 2003 were 55.4%, compared with 56.6% in the second quarter of 2002 and 53.7% in the first quarter of 2003. The improvement in gross margin over the previous quarter was primarily attributable to increased volumes at the Ormco subsidiary.

Selling, general and administrative expenses before amortization (SG&A) were $44.1 million, or 32.8% of net sales, in the second quarter, compared with $39.6 million, or 31.8% of net sales, in the same period of the prior year, and $42.7 million, or 35.6% of net sales, in the first quarter of 2003. As expected, SG&A declined as a percentage of sales from the previous quarter.

Research and development expenditures were $2.9 million in the second quarter of 2003, an increase of 8.5% from $2.7 million in the same period in the prior year.

Operating income for the second quarter of 2003 was $30.1 million, compared to $28.4 million in the second quarter of 2002. Cash flow from operations was $17.5 million, compared with $8.5 million in the second quarter of 2002. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter were $33.2 million. Operating income was 22.4% and EBITDA was 24.7% of net sales for the quarter. Second quarter 2003 EBITDA was calculated by adding operating income of $30.1 million and depreciation and amortization of $3.1 million.

Net trade receivables were $92.0 million and days sales outstanding (DSOs) were
57.3 days at March 31, 2003, which compares with 60.9 days at December 31, 2002. Net inventory was $85.1 million at the end of the second quarter and inventory days were 139 days, which compares to 153 days at December 31, 2002. The decrease in DSOs and inventory days is primarily attributable to an increased focus on working capital management throughout the Company.

                                                                     Page 2 of 8
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

Please refer to the supplemental schedules provided on the Financial Report's section of Sybron's Investor Relations web site
(www.sybrondental.com/investors/pubs.html) that detail the calculation of the Company's DSOs and inventory days.

Sybron's average credit facility debt outstanding for the quarter was approximately $307.7 million and the Company's average interest rate on the debt was 6.4%. The Company paid down $17.4 million of debt in the second quarter, leaving total debt outstanding of approximately $313.6 million at March 31, 2003.

Sybron's capital structure was 65.9% debt and 34.1% equity at March 31, 2003. This compares with 74.3% debt and 25.7% equity at March 31, 2002.

Cash and cash equivalents were $27.3 million at March 31, 2003, compared with $21.8 million at December 31, 2002.

Additional second quarter financial highlights are available in the Financial Reports section on the Company's Investor Relations web site
(www.sybrondental.com/investors).

NON-GAAP FINANCIAL MEASURES

The Company has included information concerning EBITDA and free cash flow because management believes that certain investors use EBITDA and free cash flow as measures of a company's historical ability to service its debt. EBITDA and free cash flow should not be considered as alternatives to, or more meaningful than, operating income as an indicator of Sybron's operating performance or cash flows as a measure of liquidity. EBITDA and free cash flow have not been prepared in accordance with generally accepted accounting principals (GAAP). EBITDA and free cash flow, as presented by Sybron, may not be comparable to similarly titled measures reported by other companies.

OUTLOOK

For the third quarter of fiscal 2003, Sybron expects revenue to range from $125 million to $130 million, and diluted earnings per share to range from $0.35 to $0.38. The Company also tightened its expected range for full year 2003 diluted earnings per share. Sybron now expects full year 2003 earnings per share to range from $1.32 to $1.40, which compares to the previous guidance of $1.30 to $1.40.

"Our businesses continue to trend in a positive direction, and we are confident that our improved performance is sustainable," said Mr. Pickrell. "We are executing well on the strategies we put in place over the past several months and the results are evident. In the first half of 2003, we have achieved:

o    Improved order flow at Kerr that more closely mirrors end-user demand

o    Improved ability to meet market demand for our high-end brackets

o    Increased volumes at Ormco that are positively impacting our gross margin

o    Declining SG&A as a percentage of sales

o    Improved working capital management

o    Lower debt levels and an improved debt-to-equity ratio

"These factors combined with continued healthy demand in each of our end markets makes us confident that we can consistently generate profitable growth for our shareholders going forward," said Mr. Pickrell.

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

CONFERENCE CALL

The Company will host a conference call on Tuesday, April 29th at 1:00 p.m. Eastern Daylight Time to review the information in this press release and respond to questions. The dial-in number for the call will be (888) 273-9890 passcode "Sybron Dental" for domestic callers and (612) 332-0345 passcode "Sybron Dental" for international callers.

A recorded replay of the conference call will be offered beginning at 4:30 p.m. Eastern Daylight Time on Tuesday, April 29th via both the Company's website and a telephone dial-in number. The telephone dial-in number for the recorded replay is (800) 475-6701, passcode 681554 for domestic callers and (320) 365-3844, passcode 681554 for international callers. The telephone replay will be available through 3:00 p.m. Eastern Time on May 2nd, 2003.

The website replay may be accessed in the Investor Relations section of Sybron Dental's website at http://www.sybrondental.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including those dealing with the Company's expectations as to its future revenue and earnings per share; the demand for its products; and the introduction and sales of new products are based on the Company's current expectations. Our actual results may differ materially from those currently expected or desired because of a number of risks and uncertainties, including the level of demand for the Company's products; regulatory compliance; currency fluctuations; distributor inventory adjustments; the intensity of competition; and other factors affecting the Company's business and prospects discussed in the filings made by the Company, from time to time, with the SEC including the factors discussed in the "Cautionary Factors" section in Item 7 of the Company's most recent Annual Report on Form 10-K and its periodic reports on Form 10-Q and 8-K (if any). We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

BUSINESS DESCRIPTION

Sybron Dental Specialties and its subsidiaries are leading manufacturers of value-added products for the dental and orthodontic professions and products for use in infection control. Sybron Dental Specialties develops, manufactures, and sells through independent distributors a comprehensive line of consumable general dental and infection prevention products to the dental industry worldwide. It also develops, manufactures, markets and distributes an array of consumable orthodontic and endodontic products worldwide.

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                                                                          4:39PM

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                SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                     (in thousands except per share amounts)
                                   (unaudited)

                                                               Three Months Ended              Six Months Ended
                                                                    March 31,                      March 31,
                                                            ------------------------      ------------------------
                                                               2003           2002           2003           2002
                                                            ---------      ---------      ---------      ---------
Net sales                                                   $ 134,267      $ 124,694      $ 254,416      $ 222,459
Cost of sales                                                  59,917         54,132        115,491         97,204
                                                            ---------      ---------      ---------      ---------
Gross profit                                                   74,350         70,562        138,925        125,255
Selling, general and administrative expenses                   44,060         39,615         86,774         72,278
Amortization of goodwill and other intangible assets              206          2,511            610          5,029
                                                            ---------      ---------      ---------      ---------
     Total selling, general and administrative expenses        44,266         42,126         87,384         77,307
                                                            ---------      ---------      ---------      ---------
Operating income                                               30,084         28,436         51,541         47,948
Other income (expense):
     Interest expense                                          (5,403)        (6,490)       (10,979)       (13,603)
     Amortization of deferred financing fees                     (400)          (211)          (821)          (443)
     Other, net                                                   893            (51)           860             82
                                                            ---------      ---------      ---------      ---------
Income before income taxes                                     25,174         21,684         40,601         33,984
Income taxes                                                    9,567          8,457         15,429         13,254
                                                            ---------      ---------      ---------      ---------
     Net income                                             $  15,607      $  13,227      $  25,172      $  20,730
                                                            =========      =========      =========      =========

Earnings per share:
     Basic earnings per share                               $    0.41      $    0.35      $    0.66      $    0.55
                                                            =========      =========      =========      =========
     Diluted earnings per share                             $    0.40      $    0.34      $    0.66      $    0.53
                                                            =========      =========      =========      =========

Weighted average basic shares outstanding                      38,018         37,918         38,004         37,906

Weighted average diluted shares outstanding                    38,658         39,333         38,379         39,306

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                                                                         4:39 PM

                SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      (in thousands, except share amounts)
                                   (unaudited)

                                                                                                   MARCH 31,    SEPTEMBER 30,
                                                                                                     2003            2002
                                                                                                   ---------    -------------

                                  ASSETS
Current assets:
     Cash and cash equivalents                                                                     $  27,310      $  12,652
     Accounts receivable (less allowance for doubtful receivables of
          $1,341 and $1,400 at March 31,  2003 and September 30,  2002, respectively)                 91,958         80,479
     Inventories                                                                                      85,125         89,685
     Deferred income taxes                                                                             9,023          8,537
     Prepaid expenses and other current assets                                                        12,079         14,163
                                                                                                   ---------      ---------
               Total current assets                                                                  225,495        205,516
Property, plant and equipment, net of accumulated depreciation of $89,926 and
     $85,906 at March 31, 2003 and September 30, 2002, respectively                                   74,819         75,502
Goodwill                                                                                             245,601        241,405
Intangible assets, net                                                                                17,453         17,711
Deferred income taxes                                                                                  9,703          6,890
Other assets                                                                                          21,788         22,433
                                                                                                   ---------      ---------
               Total assets                                                                        $ 594,859      $ 569,457
                                                                                                   =========      =========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                                              $  14,842      $  14,927
     Current portion of long-term debt                                                                 5,291          3,193
     Income taxes payable                                                                             13,278          3,389
     Accrued payroll and employee benefits                                                            28,696         24,367
     Restructuring reserve                                                                             2,556          4,130
     Deferred income taxes                                                                             1,710          1,110
     Accrued rebates                                                                                   5,729          5,626
     Accrued interest                                                                                  4,093          4,605
     Other current liabilities                                                                        10,424          9,018
                                                                                                   ---------      ---------
               Total current liabilities                                                              86,619         70,365
Long-term debt                                                                                       158,352        187,644
Senior subordinated notes                                                                            150,000        150,000
Deferred income taxes                                                                                 18,551         18,334
Other liabilities                                                                                     18,976         11,971
Commitments and contingent liabilities:
Stockholders' equity:
          Preferred stock, $.01 par value; authorized 20,000,000 shares, none outstanding                 --             --
          Common stock, $.01 par value; authorized 250,000,000 shares, 38,033,081 issued and 37,989,202 issued and outstanding at March 31, 2003 and September 30,
          2002, respectively                                                                             380            380
Additional paid-in capital                                                                            70,839         70,329
Retained earnings                                                                                     93,764         68,592
Accumulated other comprehensive loss                                                                  (2,622)        (8,158)
                                                                                                   ---------      ---------
               Total stockholders' equity                                                            162,361        131,143
                                                                                                   ---------      ---------
               Total liabilities and stockholders' equity                                          $ 594,859      $ 569,457
                                                                                                   =========      =========


                                                                     Page 6 of 8
                                                                         4:39 PM

             SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (in thousands)
                               (unaudited)

                                                                             Six Months Ended March 31,
                                                                             --------------------------
                                                                                2003             2002
                                                                             ----------      ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                               $  25,172      $  20,730
     Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation                                                                 5,772          5,234
     Amortization of goodwill and other intangible assets                           610          5,029
     Amortization of deferred financing fees                                        821            443
     Gain on sales of property, plant and equipment                                (616)          (380)
     Provision for losses on doubtful receivables                                   117            300
     Inventory provisions                                                         1,736          1,832
     Deferred income taxes                                                       (2,482)         3,849
     Tax benefit from issuance of stock under employee stock plan                    59            135

Changes in assets and liabilities, net of effects of
     businesses acquired:
     (Increase)/decrease in accounts receivable                                 (11,420)         5,576
     (Increase)/decrease in inventories                                           4,212         (9,806)
     (Increase)/decrease in prepaid expenses and other current assets             2,084         (3,780)
     Decrease in accounts payable                                                   (85)        (4,793)
     Increase/(decrease) in income taxes payable                                  9,889           (984)
     Increase/(decrease) in accrued payroll and employee benefits                 4,329         (2,620)
     Decrease in restructuring reserve                                           (1,574)           (87)
     Increase/(decrease) in accrued interest                                       (512)           157
     Increase/(decrease) in other current liabilities                             1,509         (2,877)
     Net change in other assets and liabilities                                     (71)        (1,223)
                                                                              ---------      ---------
         Net cash provided by operating activities                               39,550         16,735
                                                                              ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures                                                        (2,856)        (7,054)
     Proceeds from sales of property, plant, and equipment                        5,281            505
     Net payments for businesses acquired                                            --         (8,235)
     Payments for intangibles                                                      (669)        (1,171)
                                                                              ---------      ---------
         Net cash provided by (used in) investing activities                      1,756        (15,955)
                                                                              ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from credit facility                                               75,500        134,000

     Principal payments on credit facility                                     (104,237)      (129,558)
     Proceeds from long-term debt                                                 3,259            749
     Principal payments on long-term debt                                        (2,126)          (542)
     Payment of deferred financing fees                                            (473)            --
     Cash received from exercise of stock options                                   451            481
                                                                              ---------      ---------
         Net cash provided by (used in) financing activities                    (27,626)         5,130
                                                                              ---------      ---------
Effect of exchange rate changes on cash and cash equivalents                        978           (586)
Net increase in cash and cash equivalents                                        14,658          5,324
Cash and cash equivalents at beginning of period                                 12,652          8,319
                                                                              ---------      ---------
Cash and cash equivalents at end of period                                    $  27,310      $  13,643
                                                                              =========      =========

                                                                     Page 7 of 8
                                                                         4:39 PM

                SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES
                                 INTERNAL GROWTH
                        FOR PERIODS ENDED MARCH 31, 2003

                        PROFESSIONAL                     TOTAL
                           DENTAL      ORTHODONTICS       SDS
                        ------------   ------------      -----
QUARTER                     -4.8%          10.1%          1.1%

YEAR TO DATE                 6.0%           9.2%          7.3%


                                         TOTAL SDS
                          FOREIGN         DOMESTIC     CONSUMABLES
                          -------        ---------     -----------

QUARTER                      2.5%           0.2%          0.1%

YEAR TO DATE                 6.4%           7.9%          4.2%

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